Exhibit 99.3
Crane Co.	News

Contact:
Richard E. Koch
Director, Investor Relations
and Corporate Communications
203-363-7352
www.craneco.com

CRANE CO. ANNOUNCES MANAGEMENT CHANGES

STAMFORD, CONNECTICUT – January 28, 2013 - Crane Co. (NYSE: CR), a diversified manufacturer of highly engineered industrial products, today announced the appointment of Max H. Mitchell as President and Chief Operating Officer, effective immediately. Mr. Mitchell, 49, has served as Executive Vice President and Chief Operating Officer since May 2011, during which time Crane has delivered record operating results. All segment Group Presidents will continue to report to Mr. Mitchell.
Crane Co. also announced that Andrew L. Krawitt has decided to leave the Company in May 2013 in order to pursue a doctorate in mathematics. Mr. Krawitt has served as Vice President and Treasurer of Crane Co. since September 2006, and was designated the Company’s principal financial officer in May 2010.
In conjunction with Mr. Krawitt’s intended departure, the Company announced the appointment of Richard A. Maue as Vice President–Finance and Chief Financial Officer, effective immediately. Mr. Maue, 42, who joined Crane in August 2007 as Vice President and Controller and principal accounting officer, has also been designated as the Company’s principal financial officer, effective immediately. Mr. Maue is a Certified Public Accountant and received his Bachelor of Science degree in Accounting from Villanova University in 1992. He has twenty years of experience as a finance professional, primarily with public companies in the manufacturing industry. Since May 2010, Mr. Maue and Mr. Krawitt have shared CFO responsibilities.
Eric C. Fast, Chief Executive Officer said, “I am extremely pleased to have Max take the next step in our succession planning process as he continues to drive profitable growth and influence Crane’s strategic direction. I would like to thank Andrew for his contributions and wish him well in his new pursuit. Rich is highly qualified to lead our finance organization, and his promotion to CFO will enable continued Crane success. ”

Crane Co. is a diversified manufacturer of highly engineered industrial products. Founded in 1855, Crane provides products and solutions to customers in the aerospace, electronics, hydrocarbon processing, petrochemical, chemical, power generation, automated merchandising, transportation and other markets. The Company has five business segments: Aerospace & Electronics, Engineered Materials, Merchandising Systems, Fluid Handling, and Controls. Crane has approximately 11,000 employees in North America, South America, Europe, Asia and Australia. Crane Co. is traded on the New York Stock Exchange (NYSE:CR). For more information, visit www.craneco.com.

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